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                                                                    EXHIBIT 99.2

                        Report of Independent Accountants
                on Management's Assertion on Compliance with the
                     Specified Servicing Standards over the
                   National City Auto Receivables Trust 2004-A

Board of Directors
National City Corporation

We have examined management's assertion, included in the accompanying report titled Management's Assertion on Compliance with the Specified Servicing Standards over the National City Auto Receivables Trust, that National City Bank complied with the servicing standards identified in Exhibit A to that report (the specified servicing standards) during the year ended December 31, 2005. Management is responsible for National City Bank's compliance with the specified servicing standards. Our responsibility is to express an opinion on management's assertion about National City Bank's compliance based on our examination.

Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about National City Bank's compliance with the specified servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on National City Bank's compliance with specified servicing standards.

In our opinion, management's assertion that National City Bank complied with the aforementioned specified servicing standards during the year ended December 31, 2005, is fairly stated, in all material respects.

                                                             [ERNST & YOUNG LLP]

March 31, 2006
Cleveland, Ohio
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        Management's Assertion on Compliance with the Specified Servicing
         Standards over the National City Auto Receivables Trust 2004-A

I, as a member of management of National City Bank, am responsible for complying with the servicing standards identified in the attached Exhibit A (the specified servicing standards). I am also responsible for establishing and maintaining effective internal control over compliance with these specified servicing standards. I have performed an evaluation of National City Bank's compliance with the specified servicing standards as of December 31, 2005 and for the year then ended. Based on this evaluation, I assert that during the year ended December 31, 2005, National City Bank complied, in all material respects, with the specified servicing standards.

/s/ Russell A. Cronin, Jr.
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Russell A. Cronin, Jr.
Senior Vice President
March 31, 2006

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                                    EXHIBIT A
                          SPECIFIED SERVICING STANDARDS

LOAN PAYMENTS

1. Loan payments shall be posted to the applicable loan records within two business days of receipt of customer payment.

2. Payments are to be allocated between interest and principal in accordance with the loan documents and the Sale and Servicing Agreement among National City Auto Receivables Trust 2004-A, National City Vehicles Receivables Inc., National City Bank and The Bank of New York dated as of February 1, 2004 (the Sales and Servicing Agreement).

3. Accounts indicated as being part of the particular series of the Trust must be electronically flagged in the loans application/servicing system indicating they are part of the securitized pool.

PAYMENT EXTENSIONS

1. Payment extensions on customer accounts may only be granted in specific circumstances as defined in the Extension Policy included as an exhibit to the Sales and Servicing Agreement.

2. Should a payment extension occur that is not in accordance with the Extension Policy, the servicer, as specified in the Sales and Servicing Agreement, must repurchase the loan.

DELINQUENCIES

1. The delinquency status of the loan is appropriately reflected in the Servicer's loan servicing system based on the loan payment and transaction history of the loan.

2. For loans that are greater than 60 days past due, collection calls are documented in the loan servicing system in accordance with the Servicer's collection policy.

DEPOSITS

1. Payments made to the Trust on behalf of the investors are made on a timely basis in accordance with the Sales and Servicing Agreement.

2. Payments made to the Trust are made in the amount as set forth in the related Monthly Servicer's Certificate Report.